UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*


                                 EMB CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   268618 30 3
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  July 25, 2001
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     /_/ Rule 13d-1(b)

     /X/ Rule 13d-1(c)

     /_/ Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 4 pages

                                  SCHEDULE 13G

CUSIP No. 268618 30 3
         ---------------

   1       NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                        Belvidere Networking Enterprises
                        58-2634244
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
           (a) /__/
           (b) /__/
--------------------------------------------------------------------------------
   3       SEC USE ONLY
--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION       California, U.S.A.
--------------------------------------------------------------------------------

                             5     SOLE VOTING POWER           400,000
           Number of
                             ---------------------------------------------------

           Shares            6     SHARED VOTING POWER         -0-
           Beneficially
           Owned by          ---------------------------------------------------

           Each              7     SOLE DISPOSITIVE POWER      400,00
           Reporting
           Person            ---------------------------------------------------

           With              8     SHARED DISPOSITlVE POWER    -0-

--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                     400,000

--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)

--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                      8.99%

--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON (See Instructions)
                                       CO



                               Page 2 of 4 pages

Item 1.   (a)      Name of Issuer:   EMB Corporation

          (b)      Address of Issuer's Principal Executive Offices:
                   5075 Warner Avenue, Suite B
                   Huntington Beach, CA  92649


Item 2.   (a)      Name of Person Filing:  Belvidere Networking Enterprises

          (b)      Address of Principal Business Office or, if none, Residence:
                   3700 So. Susan St., Suite 250
                   Santa Ana, CA  92784


          (c)      Citizenship:  California

          (d)      Title of Class of Securities:  Common Stock

          (e)      CUSIP Number:  268618303

Item 3.   If this statement if filed pursuant toss.240.13d-1(b)  or  240.13d-2
          (b) or (c), check whether the person filing is a:

          (a) /__/ Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 78o).

          (b) /__/ Bank as defined in section 3(a) (6) of the Act (15 U.S.C.
                   78c).

          (c) /__/ Insurance company as defined in section 3(a) (19) of the Act (15 U.S.C. 78c).

          (d) /__/ Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

          (e) /__/ An investment adviser in accordance withss.240.13d-1(b)(1)(ii)(E);

          (f) /__/ An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

          (g) /__/ A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

          (h) /__/ A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

          (i) /__/ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

          (j) /__/ Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

                               Page 3 of 4 pages

Item 4.   Ownership:

          (a)      Amount beneficially owned:  400,000
                                             -----------------------------------

          (b)      Percent of class:           8.99%
                                    --------------------------------------------

          (c)      Number of shares as to which the person has:


                   (i)  Sole power to vote or to direct the vote    400,000
                                                                ----------------

                   (ii) Shared power to vote or to direct the vote  -0-
                                                                  --------------

                   (iii)Sole power to dispose or to direct the disposition of
                                              400,000
                        --------------------------------------------------------

                   (iv) Shared power to dispose or to direct the disposition of
                                              -0-
                        --------------------------------------------------------


Item 5.   Ownership of Five Percent or Less of a Class.

      If this statement if being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:
                                                                        -----

Item 6.   Ownership of More Than Five Percent on Behalf of Another Person.
                                       N/A

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.
                                       N/A

Item 8.   Identification and Classification of Members of the Group.
                                       N/A

Item 9.   Notice of Dissolution of Group.
                                       N/A

Item 10.  Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpopse or effect.

                                    Signature
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief I certify that the information set forth in this statement is true, complete and correct.

                                                     August 10, 2001
                                            ------------------------------------
                                                           Date

                                                     /s/  Deborah McCarron
                                            ------------------------------------
                                                         Signature


                                                     Deborah McCarron, CEO
                                            ------------------------------------
                                                         Name/Title

                               Page 4 of 4 pages